Exhibit 10.11

       SUMMARY OF ARRANGEMENT BETWEEN LEARNCOM, INC. AND R. REDWITZ & CO.

     We have engaged R. Redwitz & Co., an accounting and financial consulting firm of which Robert R. Redwitz, our acting Chief Financial Officer and director, is the Managing Partner, to provide us with certain accounting services. Under the terms of the engagement, R. Redwitz & Co. is paid a retainer of $5,000 per month and reimbursed for out-of-pocket expenses.